Exhibits 99.1

Kratos Announces Appointment of David King to Board of Directors

SAN DIEGO, March 25, 2026 (GLOBE NEWSWIRE) -- Kratos Defense & Security Solutions, Inc. (Nasdaq: KTOS), a Technology, Hardware, Products, System and Software Company addressing the Defense, National Security and Commercial Markets, today announced that the Company has appointed David King to the Kratos Board of Directors, effective March 23, 2026. Mr. King will serve as a member of the Audit Committee of the Kratos Board of Directors.

Mr. King has served as a senior executive and board member in the aerospace, defense, national security and government sectors for more than four decades. Mr. King previously served as an executive officer and a member of the board of directors of Dynetics, Inc. (“Dynetics”) beginning in 2009, where he also served as Chief Executive Officer from 2015 to 2020. While at Dynetics, Mr. King led the company’s transformation into a leading mid-tier defense technology, hardware, product and systems company, overseeing Dynetics growth from approximately $180 million, to over $650 million in revenue, culminating in its $1.65 billion sale to Leidos Holdings, Inc. in 2020. Following Leidos’ acquisition of Dynetics, Mr. King served as Group President of Leidos Dynetics from January 2020 until his retirement in April 2022, where he was responsible for a $1.4 billion revenue business with more than 4,000 employees. Earlier in his career from 2003 to 2009, Mr. King served as Director of NASA’s Marshall Space Flight Center, where he led an organization with a $2.8 billion annual budget. Mr. King currently serves on private company boards and advises private equity firms and aerospace and defense organizations. He has served as Chairman of Applied Aerospace & Defense since December of 2022, Compensation Committee Chairman of Thompson Gray, Nominating Committee Chairman for Dynetics, and Chairman of multiple non-profit organizations. Mr. King holds a bachelor’s degree in Mechanical Engineering from the University of South Carolina, and a master’s degree in Business Administration from the Florida Institute of Technology.

Bill Hoglund, Chairman of Kratos’ Board of Directors, said, “We are pleased to welcome Dave King to the Kratos Board of Directors. Dave’s extensive experience in executive leadership and as a board

Exhibits 99.1
member of a rapidly growing defense technology company, similar to Kratos, a group president of a large publicly traded defense and intelligence company, and various board and committee member positions, make him uniquely qualified for the Kratos Board. Dave brings extensive insight and experience in key areas relative to Kratos, including unmanned systems, hypersonic systems, solid rocket motors and space systems, and in scaling and ramping defense program production. We look forward to working with Dave as we continue the execution of Kratos’ strategy of being the premier defense technology, product and software-based company.”

About Kratos Defense & Security Solutions
Kratos Defense & Security Solutions, Inc. (NASDAQ: KTOS) a technology, hardware, products, system and software company addressing the defense, national security and commercial markets. Kratos makes true internally funded research, development, capital and other investments, to rapidly develop, produce and field relevant solutions that address our customers’ mission critical needs and requirements. At Kratos, affordability is a technology, and we seek to utilize proven, leading-edge approaches and technology, not unproven bleeding edge approaches or technology, with Kratos’ approach designed to reduce cost, schedule and risk, enabling us to be first to market with cost effective solutions. We believe that Kratos is known as the innovative disruptive change agent in the industry, a company that is an expert in designing products and systems up front for successful rapid, large quantity, low-cost future manufacturing, which is a value-add competitive differentiator for our large traditional prime system integrator partners and also to our government and commercial customers. Kratos intends to pursue program and contract opportunities as the prime or lead contractor when we believe our probability of win is high and any investment required by Kratos is within our capital resource comfort level. We intend to partner and team with a large, traditional system integrator when our assessment of probability of win is greater or required investment is beyond Kratos’ comfort level. Kratos’ primary business areas include, virtualized ground systems for satellites and space vehicles including software for command & control (C2) and telemetry, tracking and control (TT&C), jet powered unmanned aerial drone systems, hypersonic vehicles and rocket systems, propulsion systems for drones, missiles, loitering munitions, supersonic systems, space craft and launch systems, command, control, communication, computing, combat, intelligence surveillance and reconnaissance (C5ISR) and microwave electronic products for missile, radar, air defense, missile defense, space, satellite, counter unmanned aircraft systems (CUAS), directed energy, communication and other systems, and virtual & augmented reality training systems for the warfighter. For more information, visit www.KratosDefense.com.

Exhibits 99.1
Notice Regarding Forward-Looking Statements
Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements relate to a variety of matters, including, without limitation, Kratos’ expectations regarding its business strategy and other statements that are not purely statements of historical fact. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of the management of Kratos and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and Kratos undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Although Kratos believes that the expectations reflected in these forward-looking statements are reasonable, these statements involve many risks and uncertainties that may cause actual results to differ materially from what may be expressed or implied in these forward-looking statements including, but not limited to: risks and uncertainties related to market conditions and general economic factors. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Kratos in general, see the risk disclosures in the Annual Report on Form 10-K of Kratos for the year ended December 28, 2025 and in subsequent reports on Forms 10-Q and 8-K and other filings made with the SEC by Kratos.

Kratos Press Contact:
Claire Cantrell
claire.cantrell@kratosdefense.com

Kratos Investor Information:
877-934-4687
investor@kratosdefense.com

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